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                                                                       EXHIBIT 8



                           JONES, DAY, REAVIS & POGUE
                               3500 SunTrust Plaza
                            303 Peachtree Street, NE
                           Atlanta, Georgia 30308-3242
                                 (404) 521-3939


                                  May 6, 1999




Nextel Communications, Inc.
1505 Farm Credit Drive
McLean, Virginia  22102

       Re:    Exchange Offer for 12% Senior Serial Redeemable Notes due 2008

Dear Sirs:

       We have acted as counsel to Nextel Communications, Inc. (the "Company") in connection with the Registration Statement on Form S-4, to which this opinion appears as Exhibit 8, which includes the prospectus of the Company relating to the offer by the Company to exchange (the "Exchange Offer") the Company's 12% Senior Serial Redeemable Notes due 2008 (the "Exchange Notes") for the Company's outstanding 12% Senior Serial Redeemable Notes due 2008 (the "Outstanding
Notes" and together with the Exchange Notes, the "Notes").


       On the basis of the foregoing and upon consideration of applicable law, we are of the opinion that, subject to the qualifications stated therein, the discussion as to the United States federal income tax matters set forth under the caption "VII. United States Federal Tax Consequences" in the prospectus contained in the registration statement summarizes the principal United States federal income tax consequences relevant to the Exchange Offer and to the purchase, ownership and disposition of the Notes.


       We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the registration statement and to the reference to this firm in the prospectus constituting part of the registration statement.

                                      Very truly yours,
                                      /s/ Jones, Day, Reavis & Pogue